Exhibit 99.1

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

The Board of Directors

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, TX 78415

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 27, 2014, to the Board of Directors of Susser Holdings Corporation (“Susser”) as Annex C to, and reference thereto under the headings “SUMMARY — Opinion of Susser’s Financial Advisor” and “PROPOSAL 1: THE MERGER — Opinion of Susser’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Susser and Energy Transfer Partners, L.P. (“ETP”), which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) of ETP. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

July 10, 2014